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                                                777 East Wisconsin Avenue,
                                                Suite 3800
                                                Milwaukee, Wisconsin  53202-5306
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                                                www.foleylardner.com
                               August 11, 2003
                                                CLIENT/MATTER NUMBER
                                                014180-0101

Badger Meter, Inc.
4545 West Brown Deer Road
Milwaukee, Wisconsin  53223
Ladies and Gentlemen:

      We have acted as counsel for Badger Meter, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 200,000 shares of the Company's Common Stock, $1 par value (the "Common Stock"), which may be issued pursuant to the Badger Meter, Inc. 2003 Stock Option Plan (the "2003 Plan"). Each share of Common Stock issued pursuant to the 2003 Plan will be accompanied by a Common Share Purchase Right (the "Rights") in accordance with the Rights Agreement, dated as of May 26, 1998, as amended (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as successor to U.S. Bank, National Association (f/k/a Firstar Bank, N.A., successor to Firstar Trust Company).

      As counsel to the Company, we have examined: (i) the Registration Statement; (ii) the 2003 Plan and related documents; (iii) resolutions of the Board of Directors of the Company relating to the 2003 Plan and the issuance of Common Stock pursuant thereto; (iv) the Company's Restated Articles of Incorporation and By-laws, as amended to date; (v) the Rights Agreement; and
(vi) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

      Based on the foregoing, we are of the opinion that:

      1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

      2. The shares of Common Stock that are subject to the Registration Statement, when issued and paid for in the manner provided in the 2003 Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed, not to exceed six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.


BRUSSELS    DETROIT         MILWAUKEE     SAN DIEGO            TAMPA
CHICAGO     JACKSONVILLE    ORLANDO       SAN DIEGO/DEL MAR    WASHINGTON, D.C.
DENVER      LOS ANGELES     SACRAMENTO    SAN FRANCISCO        WEST PALM BEACH
            MADISON                       TALLAHASSEE

FOLEY:LARDNER

Badger Meter, Inc.
August 8, 2003
Page 2


      3. The Rights that relate to the Common Stock, when issued in the manner contemplated in the Rights Agreement, will be validly issued.

      We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by
Section 7 of the Securities Act.


                                          Very truly yours,

                                          /s/ FOLEY & LARDNER

                                          FOLEY & LARDNER